Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement of Air Industries Group (the “Company”) on Form S-3 (Registration No. 333-191748) of our report dated March 29, 2013 on our audits of the consolidated financial statements of the Company’s former parent and predecessor by merger, Air Industries Group, Inc. and Subsidiaries (the “Predecessor”) as of and for the years ended December 31, 2012 and 2011, which report was included in the Annual Report on Form 10-K of the Predecessor filed March 29, 2013. We also consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-191748).

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.
Rotenberg Meril Solomon Bertiger & Guttilla, P.C.
Certified Public Accountants
Saddle Brook, New Jersey
November 22, 2013